Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FIRST QUARTER RESULTS

REVENUES INCREASE 55% - OPERATING EARNINGS INCREASE 84%

Toronto, Ontario, May 2, 2006. SunOpta Inc. (SunOpta or the Company) (Nasdaq - STKL) (TSX - SOY) today announced results for the three months ended March 31, 2006. All amounts are expressed in U.S. dollars.

The Company achieved record revenues for the three months ended March 31, 2006, realizing its 34th consecutive quarter of increased revenue growth versus the same quarter in the previous year. Revenues in the quarter increased by 54.6% to $133,312,000 as compared to $86,223,000 in the first quarter of the prior year, led by a 52.5% increase in revenues within the Company's vertically integrated natural and organic food operations. The Company's revenue growth in the quarter reflects an internal growth rate of 18.1%, and growth via acquisitions of 36.5%.

Operating earnings1 for the quarter increased by 83.9% to $6,031,000 or 4.5% of net revenue as compared to $3,280,000 or 3.8% of net revenue in the previous year, driven by a 104% increase in operating earnings within the SunOpta Food Group. Net earnings in the quarter were $3,012,000 or $0.053 per diluted common share as compared to $6,605,000 or $0.116 per diluted common share in the prior year. Excluding a net unusual gain realized in the first quarter of 2005 related to the initial public offering of Opta Minerals Inc., net earnings per diluted common share increased 47.2% from $0.036 per diluted common share in the prior year.

Gross margin as a percentage of revenue increased to 17.7% in the quarter versus 15.6% in the fourth quarter of 2005. This increase of 2.1% reflects improved product mix and operating efficiencies combined with the impact of ongoing cost reduction initiatives. Selling, general and administrative costs as a percentage of revenue decreased to 10.5% of revenues versus 10.9% in the fourth quarter of 2005 and 11.4% in the first quarter of 2005. This reduction reflects the benefits from leveraging costs as the Company grows combined with continued cost reduction efforts.

All operating segments within the SunOpta Food Group reported increased revenues and operating earnings versus 2005. Revenues increased 52.5% while operating earnings increased 104.3%. The strong results were driven by record aseptic soymilk revenues, the strong rebound in sales of oat fiber, growth in private label fruit based products and continued momentum and cost improvement in the Canadian distribution operations.

Opta Minerals realized strong growth in the quarter as a result of internal growth of 14.6% combined with the February acquisition of Magnesium Technologies Corporation. Internal growth was driven by strong performance of abrasive operations including facilities that were commissioned during 2005. Opta Minerals continues to pursue strategic acquisitions to complement their existing product portfolio.

The SunOpta Bioprocess Group is in the final stages of completion on its €4.7 million contract with Abener Energia S.A. of Seville Spain. Delivery of equipment is expected to commence during the second quarter. Interest in the Group's technology and equipment for the pre-treatment of biomass for the production of cellulosic ethanol remains high and the Group is actively pursuing a number of exciting commercial ventures.

___________________________
1 Operating earnings is defined as net earnings before other income (expense), interest expense (net), income taxes and minority interest

The Company continues to be well positioned for future growth with net working capital of $75,368,000 and total assets of $334,969,000. The long term debt to equity ratio at March 31, 2006 was 0.41:1:00, providing the Company further financial resources to invest in internal growth and execute on its acquisition program, all centered on achieving a run rate of $1 billion in revenues by the end of 2007. Equity per outstanding common share has grown to $2.88 versus $2.68 in the same period in 2005.

Jeremy Kendall, Chairman and Chief Executive Officer of SunOpta commented, "I am extremely pleased with our continued growth and improvement in operating earnings in the quarter. This improvement reflects the results of numerous initiatives which have been implemented, all focused on positioning SunOpta for sustainable growth and improved profitability. The Company is a market leader in the key growth areas of organic, fiber enriched foods, whole grains, fruits and vegetables and private label products, and we will continue to position the Company for future growth in the healthy foods market segments."

About SunOpta Inc.

SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food markets. For the last seven consecutive years, SunOpta was included in Profit magazine's 'Profit 100' list of the 100 fastest growing companies in Canada. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; the Opta Minerals Group, a producer, distributor, and recycler of environmentally friendly industrial materials; and the SunOpta BioProcess Group which engineers and markets proprietary steam explosion technology systems for the pulp, bio-fuel and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward-Looking Statements

Certain statements included in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to references to business strategies, competitive strengths, goals, capital expenditure plans, business and operational growth plans and references to the future growth of the business. These forward looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its interpretation of current conditions, historical trends and expected future developments as well as other factors that the Company believes are appropriate in the circumstance. However, whether actual results and developments will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to; general economic, business or market risk conditions; competitive actions by other companies; changes in laws or regulations or policies of local governments, provinces and states as well as the governments of United States and Canada, many of which are beyond the control of the Company. Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:
SunOpta Inc.	Investment Community Inquiries:
Jeremy N. Kendall, Chairman & CEO	Lytham Partners, LLC
Steve Bromley, President & COO	Joe Diaz
John Dietrich, Vice President & CFO	Robert Blum
Susan Wiekenkamp, Information Officer	Joe Dorame
Tel: 905-455-2528, ext 103	Tel: 602-889-9700
susan.wiekenkamp@sunopta.com	diaz@lythampartners.com
Website: www.sunopta.com

SunOpta Inc.
Condensed Consolidated Statements of Earnings
For the three months ended March 31, 2006 and 2005
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	March 31,	March 31,
	2006	2005	%
	$	$	Change

Revenues	133,312	86,223	54.6%

Cost of goods sold	109,684	70,587	55.4%

Gross profit	23,628	15,636	51.1%

Warehousing and distribution expenses	3,429	2,604	31.7%
Selling, general and administrative expenses	13,960	9,787	42.6%

Earnings before the following	6,239	3,245	92.3%

Interest expense, net	(1,399)	(302)	363.2%
Other income (expense)	(85)	4,035	(102.1%)
Foreign exchange	(208)	35	(694.3%)

	(1,692)	3,768	(144.9%)

Earnings before income taxes	4,547	7,013	(35.2%)

Provision for income taxes	1,403	235	497.0%

Net earnings before minority interest	3,144	6,778	(53.6%)

Minority interest	132	173	(23.7%)

Net earnings for the period	3,012	6,605	(54.4%)

Net earnings per share for the period

- Basic	0.05	0.12	(58.3%)

- Diluted	0.05	0.12	(58.3%)

SunOpta Inc.
Condensed Consolidated Balance Sheets
As at March 31, 2006 and December 31, 2005
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	March 31,	December 31,
	2006	2005
	$	$

Assets

Current assets

Cash and cash equivalents	5,068	5.455
Accounts receivable	64,043	57,608
Inventories	90,325	88,340
Prepaid expenses and other current assets	6,059	4,194
Current income taxes recoverable	759	1,847
Deferred income taxes	691	691

	166,945	158,135

Property, plant and equipment	82,214	77,257
Goodwill and intangibles	76,960	58,262
Deferred income taxes	5,543	4,473
Other assets	3,307	3,355

	334,969	301,482
Liabilities

Current liabilities
Bank indebtedness	34,424	20,799
Accounts payable and accrued liabilities	48,733	50,688
Customer and other deposits	1,538	544
Current portion of long-term debt	6,185	3,518
Current portion of long-term payables	697	723

	91,577	76,272

Long-term debt	60,479	55,538
Long-term payables	303	472
Deferred income taxes	9,432	-

	161,791	132,282

Minority interest	9,259	9,116

Shareholders' Equity

Capital stock	107,539	106,678
Contributed surplus	3,310	3,235
Retained earnings	43,391	40,379
Cumulative other comprehensive income	9,679	9,792

	163,919	160,084

	334,969	301,482

SunOpta Inc.
Condensed Notes to Consolidated Financial Statements
For the three months ended March 31, 2006
Unaudited
(Expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended
	March 31, 2006
			SunOpta
	SunOpta	Opta Minerals	BioProcess and
	Food Group	Inc.	Corporate	Consolidated
	$	$	$	$

Total revenues to external customers	119,271	13,045	996	133,312

Segment earnings before other income (expense),
interest expense (net), income taxes and minority
interest	6,829	998	(1,796)	6,031

Other income (expense)				(85)

Interest expense, net				1,399

Provision for income taxes				1,403

Minority interest				132

Net earnings				3,012

The SunOpta Food Group has the following segmented reporting:

	Three months ended
	March 31, 2006
				SunOpta
	SunOpta			Canadian
	Grains &	SunOpta	SunOpta	Food	SunOpta
	Foods	Ingredients	Fruit	Distribution	Food Group
	$	$	$	$	$

Total revenues from external customers	39,154	18,113	31,096	30,908	119,271

Segment earnings before other income (expense),
interest expense (net), income taxes and
minority interest	1,793	1,706	1,500	1,830	6,829

SunOpta Inc.
Condensed Notes to Consolidated Financial Statements
For the three months ended March 31, 2006
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	Three months ended
	March 31, 2005
			SunOpta
	SunOpta	Opta Minerals	BioProcess and
	Food Group	Inc.	Corporate	Consolidated
	$	$	$	$

Total revenues to external customers	78,205	7,738	280	86,223

Segment earnings before other income (expense),
interest expense (net), income taxes and minority
interest	3,343	837	(900)	3,280

Other income				4,035

Interest expense, net				302

Provision for income taxes				235

Minority interest				173

Net earnings				6,605

The SunOpta Food Group has the following segmented reporting:

	Three months ended
	March 31, 2005
				SunOpta
	SunOpta			Canadian
	Grains &	SunOpta	SunOpta	Food	SunOpta
	Foods	Ingredients	Fruit	Distribution	Food Group
	$	$	$	$	$

Total revenues from external customers	31,180	15,153	6,390	25,482	78,205

Segment earnings before other income (expense),
interest expense (net), income taxes and
minority interest	1,612	676	365	690	3,343